UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
                     Of the Securities Exchange Act of 1934

Filed by the Registrant |X| Filed by a Party other than the Registrant |_|

Check the appropriate Box:

|_|   Preliminary Proxy Statement

|_|   Confidential for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

|_|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|X|   Soliciting Material Pursuant toss.240.14a-12

                               Winter Sports, Inc.
                (Name of Registrant As Specified In Its Charter)

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      1)    Title of each class of securities to which transaction applies:

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      2)    Aggregate number of securities to which transaction applies:

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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined.):

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

On October 23, 2003, Winter Sports, Inc. submitted the following letter to the editor of The Missoulian:

Dear Editor:

We here at The Big Mountain have read Michael Jamison's article, "Losing Big," in the October 5 edition of The Missoulian. While the article appears to be directed at the growing detachment of Montana businesses from their traditional communities, Mr. Jamison uses Winter Sports' proposed "going private" transaction in a way that invites us to try and avoid any misconceptions about our plans. At the beginning of October 2003 we filed a preliminary proxy statement and going private transaction statement with the U.S. Securities and Exchange Commission that details the board's reasons for going private, and we would urge investors to read that document and the definitive proxy statement that we intend to distribute to shareholders before drawing their conclusions about the wisdom or advisability of our plans. The preliminary proxy statement is available through the Internet at http://www.sec.gov/Archives/edgar/data/ 803003/000116923203005901/d57054_pre14-a.txt, and the definitive materials will soon be mailed to shareholders and available on the Internet at http://www.sec.gov.

However, to summarize, the board of directors is recommending this proposal for approval by our shareholders; it is not a unilateral action that is to be completed without shareholder approval. We have considered and discussed with our shareholders the possibility that we might "go private" in our annual reports and at our shareholder meetings over each of the past three years. The board of directors has discussed the alternatives to this transaction, and has thoroughly considered both the intended and the incidental effects on our shareholders, on Winter Sports, Inc., and on the communities we serve. As with each aspect of future strategy and goals for The Big Mountain and Winter Sports, the law requires that we act in the best interests of the company and our shareholders, and we believe that this transaction is the best alternative under the circumstances. The principal reason for the "going private" proposal is that we estimate it will cost us approximately $200,000 in fiscal 2004 to remain a public company in light of the accounting, legal and printing fees required to comply with the Securities Exchange Act. This is a substantial expense by any standard, but when one considers that our aggregate net income for the past three fiscal years was $1,022,715, it is quite considerable. This is particularly true when one considers the limited benefits our shareholders realize from our reporting company status: during all of fiscal 2003 the total value of our reported stock trades based upon information obtained from the Nasdaq's computerized trading system was $350,070, and our stock did not trade at all from May 3 until September 28, 2003.

To be clear, we strongly value our relationships with our shareholders, our guests and our community, and we do not take this step lightly. To the contrary, if the board had seen significant attainable benefits to offset the cost, or if we had seen a significant market for our stock that would have suggested that our shareholders get a benefit from our remaining a "public company," we may well have chosen another path. We believe that, by taking this course, we can continue to grow and invest in the Mountain and, indirectly, in the communities that we have served -- and that have served us -- since 1947. We regret that, if the majority of our shareholders approve the transaction, some of our shareholders will be required to liquidate their shares, but we do not believe that will materially diminish the local ownership of The Big Mountain. In fact, based on management's estimates, even our largest shareholders will see only a nominal increase in their relative ownership, and those shareholders, like many of our smaller shareholders, are local individuals and locally operated businesses. (Contrary to Mr. Jamison's article, First Interstate Bank has not advised us or the SEC that it is a significant shareholder, as would be required under the Securities Exchange Act.)

While we regret that one result of our proposal may be to repurchase the shares of those shareholders who have smaller holdings, we believe this transaction would be a significant benefit to our shareholders and the company as a whole. Again, we would invite your readers and our shareholders to review both the preliminary and the definitive version of our proxy statement and our going-private transaction statement as those documents are filed with the SEC. We would ask that our shareholders pay particular attention to the definitive versions of those materials in deciding whether to vote in favor of the transaction. In the meantime, we hope you and your readers will recognize that we have taken this step only after long and careful consideration of the intended and incidental effects and the alternatives. We appreciate the support our communities have shown over the past 56 years, and we look forward to continuing to grow with you in the future.

Sincerely,

Dennis L. Green
Chairman, Winter Sports, Inc.